Exhibit 10.2.12

June 30, 2020

CorEnergy Infrastructure Trust, Inc.
1100 Walnut Street, Suite 3350
Kansas City, Missouri 64106
Re: Management Fee for the Quarter Ended June 30, 2020
Ladies and Gentlemen:

Reference is made to that certain Management Agreement, dated as of May 8, 2015 and effective as of May 1, 2015, by and between CorEnergy Infrastructure Trust, Inc., a Maryland corporation (the “Company”), and Corridor InfraTrust Management, LLC, a Delaware limited liability company (the “Manager”) (as such agreement has been, and may be further, amended, restated, supplemented or otherwise modified from time to time, the “Management Agreement”). Capitalized terms used and not defined herein are used as defined in the Management Agreement.

The Company and the Manager have entered into this Letter Agreement, effective as of June 30, 2020, to clarify the application of the Management Fee provisions set forth in Section 8(a) of the Management Agreement to (i) the Company’s net proceeds from the August 12, 2019 private placement offering of 5.875% Convertible Senior Notes due 2025 and (ii) the sale of the Pinedale Liquids Gathering System to the tenant, termination of the Pinedale Lease Agreement and settlement of the Pinedale Credit Facility, which had the potential to close anytime between June 30, 2020 and July 30, 2020 (collectively, the “Pinedale Transaction”). This letter documents that the Manager has proposed, and the Company has agreed, that solely for the purpose of calculating the quarterly Management Fee due as of June 30, 2020, the definition of “Managed Assets” set forth in Section 8(a) of the Management Agreement shall be applied in a manner that reduces Managed Assets by the net proceeds from the August 12, 2019 private placement offering of 5.875% Convertible Senior Notes due 2025 (excluding the cash portion of such proceeds utilized in connection with the exchange of the Company’s 7.00% Convertible Senior Notes due 2020).

Further, the Manager has proposed, and the Company has agreed, that solely for the purpose of calculating the quarterly Management Fee due as of June 30, 2020, the definition of “Managed Assets” set forth in Section 8(a) of the Management shall be applied in a manner that increases Managed Assets by excluding the impact of the Pinedale Transaction, which occurred on the last day of the quarter. In order to ensure equitable application of the quarterly management fee provisions of the Management Agreement, for which the assets in the Pinedale Transaction were under management for all but the last day of the quarter, the Manager and the Company agreed that the incremental management fee attributable to the assets involved in the Pinedale Transaction should be paid for the second quarter of 2020. This letter in no way supersedes our May 9, 2016 letter agreement (effective March 31, 2016) concerning the Management Fee calculation.

The purpose of this waiver is to apply Section 8(a) of the Management Agreement (i) to only the reinvested portion of the net proceeds, received during the third quarter of 2019, from the 5.875% Convertible Note offering and (ii) to exclude the impact of the Pinedale Transaction, which occurred on the last day of the quarter, as specifically set forth herein. All other provisions of the Management Agreement shall remain in full force and effect and shall not be affected by this Letter Agreement. Please acknowledge your agreement to the foregoing by signing this Letter Agreement as indicated below.

1100 Walnut Street, Suite 3350, Kansas City, MO 64106 | Main: 816.875.3705 | Fax: 816.875.5875 | corenergy.reit

Exhibit 10.2.12

Very truly yours,

CORRIDOR INFRATRUST MANAGEMENT, LLC
By: /s/ Richard C. Green, Jr.
Name: Richard C. Green, Jr., Managing Director

Agreed and accepted:

CORENERGY INFRASTRUCTURE TRUST, INC.
By: /s/ David J. Schulte
Name: David J. Schulte, President

1100 Walnut Street, Suite 3350, Kansas City, MO 64106 | Main: 816.875.3705 | Fax: 816.875.5875 | corenergy.reit